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                                                                     Exhibit 3.4

                           CERTIFICATE OF AMENDMENT

                                       OF

                      THE CERTIFICATE OF INCORPORATION OF

                            SYMPHONIX DEVICES, INC.


     Symphonix Devices, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Symphonix Devices, Inc. This corporation was originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 15, 1997.

SECOND: That the Board of Directors of Symphonix Devices, Inc. duly adopted the following resolution setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the submission thereof to the stockholders of said corporation for adoption by written consent. The resolution setting forth the proposed amendments are as follows:

     RESOLVED: That Article IV of the corporation's Certificate of Incorporation
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     is hereby amended and restated to read in its entirety as follows:

          "This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 29,750,000 shares. 20,000,000 shares shall be Common Stock with a par value of $0.001 per share and 9,750,000 shares shall be Preferred Stock with a par value of $0.001 per share. Of the Preferred Stock, 5,500,000 shares shall be designated Series A Preferred Stock, 1,500,000 shares shall be designated Series B Preferred Stock, 1,500,000 shares shall be designated Series C Preferred Stock and 1,250,000 shares shall be designated Series D Preferred Stock.

          Each outstanding 1.376 shares of Common Stock will be combined into one share of Common Stock. No fractional shares will be issued in connection with such reverse stock split and the number of shares issuable to each stockholder shall be determined by rounding upwards to the next whole share on a certificate-by-certificate basis."


THIRD: That pursuant to resolutions of its Board of Directors, the consent of the stockholders of said corporation was duly obtained in accordance with
Section 228 of the General Corporation law
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of the state of Delaware at which time the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, Symphonix Devices, Inc. has caused this certificate to be signed by Alfred G. Merriweather, its Vice President of Finance and Chief Financial Officer this 9th day of January 1998.



                              BY:     /s/ Alfred G. Merriweather
                                 ----------------------------------------------
                                      Alfred G. Merriweather, Vice President of
                                        Finance and Chief Financial Officer

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